FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Fraser Engerman (414) 524-2733 fraser.engerman@jci.com

Johnson Controls elects Alex Molinaroli Chief Executive Officer
Current CEO Stephen Roell to retire after 32 year career with the company

MILWAUKEE, July 24, 2013 - Johnson Controls, (NYSE:JCI) today announced that its board of directors has elected Alex A. Molinaroli, vice chairman, to serve as the company's next president and chief executive officer effective Oct. 1, 2013, at which time he will join the board of directors. Molinaroli was also elected chairman of Johnson Controls effective Jan. 1, 2014.
Molinaroli succeeds current CEO Stephen A. Roell. Roell will remain chairman until his planned retirement on Dec. 31, 2013, when he will leave the board.
“I am extremely proud of what we've accomplished over the past six years during my tenure. I've enjoyed my entire 32 year career with Johnson Controls and want to express my appreciation to the Johnson Controls employees and our directors for their support.” said Roell. “It has been an honor to lead and represent the company in the community and with our shareholders.”
Roell, who has been with Johnson Controls since 1982, has served as CEO since October, 2007 and chairman since January, 2008. During this time, the company has successfully grown to record levels with revenues of $41.8 billion in fiscal 2012 and approximately 170,000 global employees. While he effectively guided the firm through the challenges the economic downturn brought to its core industries, Roell's primary focus has steadily remained on long term growth and global market leadership positions in the company's core businesses. Under his leadership, Johnson Controls has effectively restructured, but also increased its investments in growth strategies and participation in emerging global markets.
Molinaroli joined Johnson Controls' Building Efficiency business in1983. During his 30 years with the company, he has held positions of increasing responsibility and was elected a corporate officer in 2004. Molinaroli was appointed vice chairman in January of this year. Prior to that promotion, he served as president of the Power Solutions business since 2007.
“I'm very pleased that Alex will assume the leadership role in the company,” stated Roell. “He brings a wealth of experience and knowledge about our businesses and the industries we serve; so I'm confident that he and the team will continue to build Johnson Controls'

global leadership positions. Most importantly, I also know that Alex will sustain the unique culture of the company in terms of our actions, values, and commitment to our customers.”
Alex Molinaroli remarked, “Our company's standard for excellence and culture of integrity were built by great leaders who preceded me. Being selected to steward this organization is an honor and privilege that I take very seriously.” He added, “Steve Roell has truly embodied all that is good about our people and culture, and he has been a great role model for all of us. On behalf of my colleagues around the world, I wish Steve and his wife Shelagh all the best in their coming retirement.”
Molinaroli will become the ninth CEO in the company's 129-year history.

About Johnson Controls:
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 168,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2013, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com.
Follow Alex Molinaroli on Twitter at: twitter.com/amolinaroli
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